Exhibit 99.1

Battalion Oil Corporation Announces Second Quarter 2026 Financial and Operating Results

HOUSTON, TEXAS – August 12, 2026 – Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced financial and operating results for the second quarter of 2026.

Key Highlights

●	The Company ended the quarter with positive equity of $203.1 million.
●	Generated second quarter 2026 sales volumes of 12,407 barrels of oil equivalent per day (“Boe/d”) (~45% oil, 70% liquids)
●	Lease operating and workover expense per BOE reduced by ~12% vs Q1 2026
●	Placed 17.4 million shares of common stock under its ATM program for net proceeds of $30.3 million during Q2 2026 and an additional 14.9 million shares for net proceeds of $25.6 million subsequent to quarter end. The proceeds have allowed the Company to:
o	Reduce net debt (gross debt less cash and reinvestment proceeds) to $74.2 million vs $108.3 million in Q1 2026 and leverage ratio to 1.36x in Q2 2026 vs 1.79x in Q1 2026
o	Complete a refinancing of its term loan yielding interest payment savings and reduced amortization
o	Redeem and convert a portion of its outstanding preferred equity subsequent to quarter end - preferred liquidation value of $42 million was extinguished for $19 million in cash and 3.5 million common shares
●	Completed preparations for drilling under new joint exploration and development agreement with drilling expected to commence prior to end of August 2026

Management Comments

The Company continued to execute across all facets of its business during the second quarter of 2026, advancing its Monument Draw development program while further strengthening its balance sheet. In April 2026, the Company completed midstream expansion projects at Monument Draw ahead of schedule and approximately 8% under budget, driving a 20% increase in gas throughput and record well productivity. Later in April, the Company secured an additional 50% of sour gas compression capacity at Monument Draw, increasing gas handling capacity from 35 MMcf/d to more than 50 MMcf/d at no capital cost to Battalion, positioning the Company for continued production growth. In May 2026, the Company established a $150 million at-the-market (“ATM”) equity offering program, providing an efficient source of additional liquidity. The Company executed a definitive joint exploration and development agreement for up to eight wells in Monument Draw, with an initial four-well pad targeting the 3rd Bone Spring, Wolfcamp A and Wolfcamp B formations. This program is expected to spud in August 2026. On June 30, 2026, the Company closed a refinancing of its senior secured credit facility, extending the maturity to December 31, 2029, replacing the prior leverage-based pricing grid with a fixed margin of 6.50% over SOFR, and providing access to up to $175.0 million of additional delayed draw capacity.

“The second quarter of 2026 was extremely active. We exhibited significant progress across every part of our business,” said Matt Steele, Chief Executive Officer of Battalion. “Our midstream investments at

Monument Draw came in ahead of schedule and under budget, and we are already seeing the benefit in record well productivity and increased throughput capacity. Additional compression secured during the quarter will further improve reliability starting in mid-Q3 and support production growth from our active drilling program. Establishing our ATM program gave us an efficient tool to continue strengthening the balance sheet. The ATM proceeds, asset sales, and free cash flow from the underlying business have allowed us to significantly reduce net debt. We are now under 1.5x levered – something the Company has never previously achieved. Given the improved balance sheet, we plan to judiciously utilize the limited shares available in our ATM going forward. Executing our joint exploration and development agreement in Monument Draw is the culmination of months of work and allows us to transition to multi-bench development while prudently deploying capital within cash on hand. Closing our refinancing at quarter end meaningfully lowers our cost of capital and enhances our financial flexibility as we move into this next phase of development at Monument Draw. The Company has never been in a stronger financial and operational position. In fact, we were recently able to utilize cash on hand to opportunistically buy back a portion of our preferred stock at a substantial discount to its par value from a holder seeking liquidity. Going forward, we will continue to focus on disciplined execution and creation of value for our shareholders.”

Results of Operations

Average daily net production and total operating revenue during the second quarter of 2026 were 12,407 Boe/d (45% oil) and $48.1 million, respectively, as compared to production and revenue of 12,989 Boe/d (49% oil) and $42.8 million, respectively, during the second quarter of 2025. The increase in revenues in the second quarter of 2026 as compared to the second quarter of 2025 is primarily attributable to a $6.48 increase per Boe in average realized prices (excluding the impact of hedges) partially offset by an approximate 582 Boe/d decrease in average daily production. Excluding the impact of hedges, Battalion realized approximately 104% of the average NYMEX oil price during the second quarter of 2026. Realized hedge losses totaled approximately $7.8 million during the second quarter of 2026.

Lease operating and workover expense was $8.69 per Boe in the second quarter of 2026 versus $10.98 per Boe in the second quarter of 2025. The decrease in lease operating and workover expense per Boe year-over-year is primarily the result of lower maintenance, power, and chemical costs and lower workover activity. Gathering and other expenses were $10.87 per Boe in the second quarter of 2026 versus $9.27 per Boe in the second quarter of 2025. The increase in gathering and other expenses per Boe is primarily related to greater throughput volumes resulting from entry into a long-term processing agreement with a publicly traded large-cap midstream provider in January 2026. General and administrative expenses were $3.60 per Boe in the second quarter of 2026 compared to $2.17 per Boe in the second quarter of 2025. The increase in general and administrative expenses for the second quarter of 2026 is primarily due to higher professional fees including legal costs and increased stock compensation expense. Excluding non-recurring charges, general and administrative expenses would have been $2.83 per Boe in the second quarter of 2026 compared to $2.11 per Boe in the second quarter of 2025.

For the second quarter of 2026, the Company reported net income available to common stockholders of $9.1 million and net income of $0.34 per share available to common stockholders. After adjusting for selected items, the Company reported an adjusted diluted net loss available to common stockholders for the second quarter of 2026 of $4.9 million or an adjusted diluted net loss of $0.11 per common share compared to an adjusted diluted net loss available to common stockholders for the second quarter of 2025 of $10.6 million or an adjusted diluted net loss of $0.65 per common share (see Reconciliation for additional information). Adjusted EBITDA during the quarter ended June 30, 2026 was $12.3 million as compared to $18.1 million during the quarter ended June 30, 2025 (see Adjusted EBITDA Reconciliation table for additional information).

Liquidity and Balance Sheet

As of June 30, 2026, the Company had $162.5 million of term loan indebtedness outstanding and total liquidity made up of cash and cash equivalents and reinvestment proceeds of $88.4 million.

On June 30, 2026, the Company entered into the Third Amended and Restated Senior Secured Credit Agreement (the “New Credit Agreement”) which amended and restated in its entirety the Second Amended and Restated Senior Secured Credit Agreement dated December 26, 2024, as amended (the "Existing Credit Agreement"). Outstanding term loans under the Existing Credit Agreement continued under the New Credit Agreement as closing date term loans, against a maximum closing date term loan commitment of $162.5 million and no new cash borrowing.

Key terms of the New Credit Agreement include:

Interest Rate: SOFR plus a fixed applicable margin of 6.50% per annum (or ABR plus 5.50%), along with a 0.15% credit spread adjustment. The fixed margin replaces the leverage-based pricing grid under the Existing Credit Agreement, under which the SOFR margin ranged from 7.75% to 8.50% depending on the Company's Total Net Leverage Ratio.

Maturity: December 31, 2029.

Delayed Draw Facility: Up to $175.0 million of discretionary delayed draw term loan capacity, available on an uncommitted basis and subject to each lender's sole discretion to provide commitments.

Amortization: Scheduled quarterly principal amortization commences with the fiscal quarter ending June 30, 2027.

Financial Covenants: Includes maintenance covenants relating to Total Net Leverage Ratio, Current Ratio, Asset Coverage Ratio and minimum Liquidity, each commencing with the fiscal quarter ending September 30, 2026.

For additional details on liquidity, financial position, and recent developments, please refer to Management’s Discussion and Analysis included in Battalion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", “projects,” "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

Matthew B. Steele

Chief Executive Officer & Principal Financial Officer

832-538-0300

BATTALION OIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$49,152	$36,291	$85,434	$75,991
Natural gas	(6,904)	935	(8,397)	3,758
Natural gas liquids	5,730	5,350	10,003	10,212
Total oil, natural gas and natural gas liquids sales	47,978	42,576	87,040	89,961
Other	151	236	263	326
Total operating revenues	48,129	42,812	87,303	90,287

Operating expenses:
Production:
Lease operating	9,189	10,670	19,283	21,028
Workover and other	622	2,309	1,640	3,742
Taxes other than income	2,981	2,522	5,305	5,322
Gathering and other	12,268	10,958	23,518	22,958
General and administrative	4,066	2,567	8,326	6,980
Depletion, depreciation and accretion	12,222	13,939	24,584	27,019
Total operating expenses	41,348	42,965	82,656	87,049
Income (loss) from operations	6,781	(153)	4,647	3,238

Other income (expenses):
Net gain (loss) on derivative contracts	13,051	11,548	(34,913)	20,850
Interest expense and other	(4,324)	(6,599)	(9,841)	(13,269)
Loss on extinguishment of debt	—	—	(862)	—
Total other income (expenses)	8,727	4,949	(45,616)	7,581
Income (loss) before income taxes	15,508	4,796	(40,969)	10,819
Income tax benefit (provision)	—	—	—	—
Net income (loss)	$15,508	$4,796	$(40,969)	$10,819
Preferred dividends	—	(8,270)	(8,331)	(20,090)
Undistributed earnings allocable to preferred stockholders	(6,434)	—	—	—
Net income (loss) available to common stockholders	$9,074	$(3,474)	$(49,300)	$(9,271)

Net income (loss) per share of common stock available to common stockholders:
Basic	$0.34	$(0.21)	$(2.25)	$(0.56)
Diluted	$0.34	$(0.21)	$(2.25)	$(0.56)
Weighted average common shares outstanding:
Basic	26,430	16,457	21,947	16,457
Diluted	45,172	16,457	21,947	16,457

BATTALION OIL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$83,097	$27,965
Accounts receivable, net	14,406	12,071
Assets from derivative contracts	4,229	16,145
Restricted cash	5,294	91
Prepaids and other	462	892
Total current assets	107,488	57,164
Oil and natural gas properties (full cost method):
Evaluated	833,063	890,050
Unevaluated	54,334	48,025
Gross oil and natural gas properties	887,397	938,075
Less: accumulated depletion	(572,058)	(547,982)
Net oil and natural gas properties	315,339	390,093
Other operating property and equipment:
Other operating property and equipment	4,682	4,678
Less: accumulated depreciation	(2,843)	(2,807)
Net other operating property and equipment	1,839	1,871
Other noncurrent assets:
Assets from derivative contracts	3,729	7,350
Operating lease right of use assets	666	840
Other assets	3,524	3,360
Total assets	$432,585	$460,678

Current liabilities:
Accounts payable and accrued liabilities	$39,898	$39,734
Liabilities from derivative contracts	6,667	633
Current portion of long-term debt	2,031	22,510
Operating lease liabilities	484	764
Total current liabilities	49,080	63,641
Long-term debt, net	156,208	180,955
Other noncurrent liabilities:
Liabilities from derivative contracts	6,194	1,692
Asset retirement obligations	17,749	20,837
Operating lease liabilities	216	104
Commitments and contingencies
Temporary equity:
Redeemable convertible preferred stock: 138,000 shares
of $0.0001 par value authorized, issued and outstanding,
$193,757 aggregate liquidation preference at December 31, 2025	—	226,241
Stockholders' equity (deficit):
Redeemable convertible preferred stock: 130,197 shares
of $0.0001 par value authorized, issued and outstanding,
$198,276 aggregate liquidation preference at June 30, 2026	221,185	—
Common stock: 100,000,000 shares of $0.0001 par value authorized;
38,892,112 and 16,456,563 shares issued and outstanding at
June 30, 2026 and December 31, 2025, respectively	4	2
Additional paid-in capital	295,914	240,202
Accumulated deficit	(313,965)	(272,996)
Total stockholders' equity (deficit)	203,138	(32,792)
Total liabilities, temporary equity and stockholders' equity	$432,585	$460,678

BATTALION OIL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income (loss)	$15,508	$4,796	$(40,969)	$10,819
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depletion, depreciation and accretion	12,222	13,939	24,584	27,019
Stock-based compensation, net	421	—	421	(109)
Unrealized gain on derivative contracts	(20,865)	(7,248)	26,072	(19,076)
Amortization of deferred financing costs	264	397	612	792
Loss on extinguishment of debt	—	—	862	—
Accrued settlements on derivative contracts	(30)	23	2,395	(537)
Other	5	56	7	109
Cash flows from operations before changes in working capital	7,525	11,963	13,984	19,017
Changes in working capital	1,253	(1,758)	(3,101)	3,919
Net cash provided by operating activities	8,778	10,205	10,883	22,936

Cash flows from investing activities:
Oil and natural gas capital expenditures	(4,205)	(33,290)	(7,818)	(53,090)
Proceeds received from sale of oil and natural gas assets	—	—	60,055	—
Other operating property and equipment capital expenditures	—	(8)	—	(14)
Other	(9)	(64)	(14)	(370)
Net cash (used in) provided by investing activities	(4,214)	(33,362)	52,223	(53,474)

Cash flows from financing activities:
Proceeds from borrowings	—	—	—	63,000
Repayments of borrowings	—	(5,652)	(45,635)	(5,678)
Debt issuance costs	(407)	(138)	(1,064)	(1,875)
Proceeds from issuance of common stock	29,903	—	43,928	—
Net cash provided by (used in) financing activities	29,496	(5,790)	(2,771)	55,447

Net increase (decrease) in cash, cash equivalents and restricted cash	34,060	(28,947)	60,335	24,909

Cash, cash equivalents and restricted cash at beginning of period	54,331	73,659	28,056	19,803
Cash, cash equivalents and restricted cash at end of period	$88,391	$44,712	$88,391	$44,712

BATTALION OIL CORPORATION

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Production volumes:
Crude oil (MBbls)	510	584	1,038	1,153
Natural gas (MMcf)	2,012	2,136	4,066	3,935
Natural gas liquids (MBbls)	283	242	546	444
Total (MBoe)	1,129	1,182	2,262	2,253
Average daily production (Boe/d)	12,407	12,989	12,497	12,448

Average prices:
Crude oil (per Bbl)	$96.38	$62.14	$82.31	$65.91
Natural gas (per Mcf)	(3.43)	0.44	(2.07)	0.96
Natural gas liquids (per Bbl)	20.25	22.11	18.32	23.00
Total per Boe	42.50	36.02	38.48	39.93

Cash effect of derivative contracts:
Crude oil (per Bbl)	$(24.63)	$1.04	$(15.70)	$(2.93)
Natural gas (per Mcf)	2.36	1.73	1.83	1.31
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	(6.92)	3.64	(3.91)	0.79

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$71.75	$63.18	$66.61	$62.98
Natural gas (per Mcf)	(1.07)	2.17	(0.24)	2.27
Natural gas liquids (per Bbl)	20.25	22.11	18.32	23.00
Total per Boe	35.58	39.66	34.57	40.72

Average cost per Boe:
Production:
Lease operating	$8.14	$9.03	$8.52	$9.33
Workover and other	0.55	1.95	0.73	1.66
Taxes other than income	2.64	2.13	2.35	2.36
Gathering and other	10.87	9.27	10.40	10.19
General and administrative, as adjusted (1)	2.83	2.11	2.92	2.54
Depletion	10.62	11.47	10.64	11.64

(1) Represents general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$3.60	$2.17	$3.68	$3.10
Stock-based compensation:
Non-cash	(0.37)	-	(0.19)	(0.02)
Non-recurring charges and other:
Cash	(0.40)	(0.06)	(0.57)	(0.54)
General and administrative, as adjusted(2)	$2.83	$2.11	$2.92	$2.54

Total operating costs, as reported	$25.80	$24.55	$25.68	$26.64
Total adjusting items	(0.77)	(0.06)	(0.76)	(0.56)
Total operating costs, as adjusted(3)	$25.03	$24.49	$24.92	$26.08

(2)	General and administrative, as adjusted, is a non-GAAP measure that excludes non-cash stock-based compensation charges relating to equity awards under our incentive stock plan, as well as other cash charges associated with non-recurring charges and other. The Company believes that it is useful to understand the effects that these charges have on general and administrative expenses and total operating costs and that exclusion of such charges is useful for comparison to prior periods.
(3)	Represents lease operating expense, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in the reconciliation above.

BATTALION OIL CORPORATION

RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
As Reported:
Net income (loss) available to common stockholders - diluted (1)	$15,508	$(3,474)	$(49,300)	$(9,271)

Impact of Selected Items:
Unrealized (gain) loss on derivatives contracts:
Crude oil	$(22,813)	$(16,782)	$26,995	$(22,326)
Natural gas	1,948	9,534	(923)	3,250
Total mark-to-market non-cash charge	(20,865)	(7,248)	26,072	(19,076)
Loss on extinguishment of debt	—	—	862	—
Non-recurring charges	454	73	1,289	1,222
Selected items, before income taxes	(20,411)	(7,175)	28,223	(17,854)
Income tax effect of selected items	—	—	—	—
Selected items, net of tax	(20,411)	(7,175)	28,223	(17,854)

Net loss available to common stockholders, as adjusted (2)	$(4,903)	$(10,649)	$(21,077)	$(27,125)

Diluted net income (loss) per common share, as reported	$0.34	$(0.21)	$(2.25)	$(0.56)
Impact of selected items	(0.45)	(0.44)	1.29	(1.09)
Diluted net loss per common share, excluding selected items (2)(3)	$(0.11)	$(0.65)	$(0.96)	$(1.65)

Net cash provided by operating activities	$8,778	$10,205	$10,883	$22,936
Changes in working capital	(1,253)	1,758	3,101	(3,919)
Cash flows from operations before changes in working capital	7,525	11,963	13,984	19,017
Cash components of selected items	484	50	(1,106)	1,759
Income tax effect of selected items	—	—	—	—
Cash flows from operations before changes in working capital, adjusted for selected items (1)	$8,009	$12,013	$12,878	$20,776

(1)	Amount reflects net (loss) income available to common stockholders on a diluted basis for earnings per share purposes as calculated using the two-class method of computing earnings per share which is further described in Note 14, Earnings Per Share in our Form 10-K for the year ended December 31, 2025.
(2)	Net (loss) income per share excluding selected items and cash flows from operations before changes in working capital adjusted for selected items are non-GAAP measures presented based on management's belief that they will enable a user of the financial information to understand the impact of these items on reported results. These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flows from operations, as defined by GAAP. These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Battalion's performance.
(3)	The impact of selected items for the three and six months ended June 30, 2026 were calculated based upon weighted average diluted shares of 45.2 and 21.9 million, respectively, due to the net income (loss) available to common stockholders, excluding selected items. The impact of selected items for the three and six months ended June 30, 2025 were calculated based upon weighted average diluted shares of 16.5 million due to the net loss available to common stockholders, excluding selected items

BATTALION OIL CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net income (loss), as reported	$15,508	$4,796	$(40,969)	$10,819
Impact of adjusting items:
Interest expense	5,124	7,341	10,965	14,530
Depletion, depreciation and accretion	12,222	13,939	24,584	27,019
Stock-based compensation	421	-	421	48
Interest income	(612)	(764)	(936)	(1,343)
Loss on extinguishment of debt	—	—	862	—
Unrealized gain on derivatives contracts	(20,865)	(7,248)	26,072	(19,076)
Non-recurring charges and other	454	73	1,289	1,222
Adjusted EBITDA(1)	$12,252	$18,137	$22,288	$33,219

(1)	Adjusted EBITDA is a non-GAAP measure, which is presented based on management's belief that it will enable a user of the financial information to understand the impact of these items on reported results. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP measures, including net (loss) income. This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Battalion's performance.

BATTALION OIL CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income (loss), as reported	$15,508	$(56,477)	$1,795	$(735)
Impact of adjusting items:
Interest expense	5,124	5,841	6,987	7,318
Depletion, depreciation and accretion	12,222	12,362	11,603	13,522
Asset impairment	—	—	1,072	—
Stock-based compensation	421	—	—	—
Interest income	(612)	(324)	(414)	(503)
Loss on extinguishment of debt	—	862	—	—
Unrealized (gain) loss on derivatives contracts	(20,865)	46,937	(9,313)	(1,044)
Non-recurring charges and other	454	835	1,631	324
Adjusted EBITDA(1)	$12,252	$10,036	$13,361	$18,882

Adjusted LTM EBITDA(1)	$54,531

(1)	Adjusted EBITDA is a non-GAAP measure, which is presented based on management's belief that it will enable a user of the financial information to understand the impact of these items on reported results. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP measures, including net (loss) income. This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Battalion's performance.

BATTALION OIL CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Net income (loss), as reported	$4,796	$6,023	$(22,202)	$21,628
Impact of adjusting items:
Interest expense	7,341	7,189	6,135	6,873
Depletion, depreciation and accretion	13,939	13,080	14,155	12,533
Asset impairment	—	—	18,511	—
Stock-based compensation	-	48	12	5
Interest income	(764)	(579)	(278)	(509)
Loss on extinguishment of debt	—	—	7,489	—
Unrealized (gain) loss on derivatives contracts	(7,248)	(11,828)	1,648	(28,091)
Change in fair value of embedded derivative liability	—	—	(761)	41
Merger Termination Payment	—	—	(10,000)	—
Non-recurring charges and other	73	1,149	3,310	978
Adjusted EBITDA(1)	$18,137	$15,082	$18,019	$13,458

Adjusted LTM EBITDA(1)	$64,696

(1)	Adjusted EBITDA is a non-GAAP measure, which is presented based on management's belief that it will enable a user of the financial information to understand the impact of these items on reported results. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP measures, including net income (loss). This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Battalion's performance.